EXHIBIT 99

Contact:	Donald R. Myll
Chief Financial Officer Joseph Marino Director of Investor Relations 866.861.3229

AMN HEALTHCARE SERVICES, INC. REPORTS THIRD QUARTER RESULTS

Reports Third Quarter Earnings Per Share of $0.22

SAN DIEGO – (November 4, 2003) – AMN Healthcare Services, Inc. (NYSE: AHS) today reported revenue and earnings results for the quarter ended September 30, 2003. The company reported revenue for the third quarter of $171.5 million, compared to $203.4 million for the third quarter of 2002. The company generated net income of $9.3 million for the third quarter of 2003, resulting in earnings per diluted share of $0.22, compared to net income of $14.3 million for the third quarter of 2002, or $0.30 per diluted share. For the nine months ended September 30, 2003, the company reported revenue of $554.6 million, compared to $568.6 million for the same period a year ago. For the nine months ended September 30, 2003, the company reported earnings per diluted share of $0.78, compared to $0.80 per diluted share for the same period a year ago.

“Our performance for the third quarter was positive, especially given the market pressures that our industry experienced earlier in the year. Our ability to meet or exceed our guidance for the third quarter is the result of a more stabilized demand environment, combined with AMN’s focused efforts on continuing to differentiate our services to our hospital clients and our travelers,” said Steven C. Francis, Chief Executive Officer.

Gross margin for the third quarter of 22.8%, which was in line with the company’s expectations and was consistent with the 22.9% reported in the second quarter of 2003, declined compared to 24.4% reported in the third quarter of 2002. Gross profit for the third quarter of 2003 was $39.0 million, compared to $49.7 million for the third quarter of 2002.

Selling, general and administrative expenses for the third quarter of 2003 of $22.2 million represented a decline of 12%, or $2.9 million, compared to the same period in 2002. Selling,

general and administrative expenses, as a percentage of revenue, increased from 12.3% for the third quarter of 2002 to 12.9% for the third quarter of 2003, primarily as a result of relatively consistent fixed costs compared to a decline in revenue.

Income from operations was $15.4 million for the third quarter of 2003, compared to $23.5 million reported for the third quarter of 2002. The income from operations margin during the third quarter of 2003 of 9.0% was lower than the 11.5% reported for the third quarter of 2002, primarily due to the higher level of direct wage and benefit costs for healthcare professionals experienced by the company in the current year.

The company had $56.1 million of cash and cash equivalents as of September 30, 2003, and generated $17.5 million in net cash provided by operating activities for the third quarter of 2003.

As previously reported, on October 16, 2003, the company completed a $180.0 million tender offer for the company’s equity securities. In the tender offer, the company purchased 9,722,222 shares of common stock at $18.00 per share for a total of $175.0 million. The company also purchased 376,029 stock options at a price of $18.00 per option less the applicable option exercise price for a total of $5.0 million. The tender offer, including the related transaction costs, was financed under the company’s amended credit facility, which included a new $130.0 million senior secured term loan and $15.0 million of borrowings under the revolving portion of the credit facility, and approximately $39.5 million from cash and cash equivalents on-hand.

Revenue and Earnings Guidance for Fourth Quarter 2003

Consistent with previous practice, the company provides revenue and earnings guidance for the next quarter to be reported. For the fourth quarter of 2003, the company expects to generate revenue ranging between $158 million and $162 million, resulting in net income, excluding a charge related to the tender offer completed in October, ranging between $5.0 million and $6.1 million, or approximately $0.15 and $0.18 per diluted share. During the fourth quarter, the company expects to record a charge of approximately $1.1 million within selling, general and administrative expenses related to compensation expense associated with stock options that were purchased in the tender offer. Including this charge, the company expects to report fourth quarter earnings per diluted share of $0.13 to $0.16, and net income between $4.3 million and $5.4 million. Volume trends for the fourth quarter are projected to be relatively steady compared to the end of the third quarter of 2003. The normal seasonal decline in travelers that occurs each December is expected to have a more pronounced impact on the company’s fourth quarter results, compared to previous years when the company experienced exceptionally high growth rates. The company expects to have an average of approximately 33.2 million diluted shares outstanding for the fourth quarter of 2003, reflecting the repurchase of common stock and options in the tender offer completed in October.

“We believe our continued effort to expand our leading market position is raising the level of service delivered to our hospital clients across the country,” said Francis. “Our confidence in our industry’s fundamental long-term drivers, primarily the benefits of flexible staffing, the projected escalating nursing shortage and increasing hospital admissions, continues to be strong. Indications of an improving U.S. economy, combined with signs of continued sequential stability in demand for our services, are encouraging as we look forward to the future.”

Company Summary

AMN Healthcare Services, Inc. is the largest nationwide provider of travel healthcare staffing services. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, of variable lengths, at acute-care hospitals and healthcare facilities throughout the United States.

Conference Call on November 5, 2003

AMN Healthcare Services, Inc.’s third quarter earnings conference call will be held on Wednesday, November 5 at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time). A live webcast of the call can be accessed at www.amnhealthcare.com/investors, with a replay available on the web site until December 5, 2003. An audio replay of the call will also be available by telephone through November 19, 2003 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 701231. From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary healthcare professionals and ability to attract and retain operational personnel; the company’s ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to the company and to secure orders related to those contracts; the attractiveness to hospitals and healthcare facility clients of the company’s services; changes in the timing of hospital and healthcare facility clients’ orders for and the company’s placement of temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary healthcare providers; the company’s ability to successfully implement its acquisition and integration strategies; the effect of existing or future government regulation of the healthcare industry, and the company’s ability to operate in compliance with these regulations; the impact of medical malpractice and other claims asserted against the company; and the company’s ability to carry out its business strategy, including adapting to an increasingly competitive environment. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Operations

(dollars and shares in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	% Chg	2003	2002	% Chg
Revenue	$171,463	$203,445	(16%)	$554,592	$568,636	(2%)
Cost of revenue	132,438	153,748	(14%)	428,825	430,350	0%

Gross profit	39,025	49,697	(21%)	125,767	138,286	(9%)

	22.8%	24.4%		22.7%	24.3%
Expenses:
Selling, general and administrative	22,167	25,049	(12%)	67,016	72,181	(7%)
	12.9%	12.3%		12.1%	12.7%
Non-cash stock-based compensation(1)	218	219	0%	655	655	0%
Amortization	95	98	(3%)	286	272	5%
Depreciation	1,108	837	32%	3,182	2,265	40%
Transaction costs(2)	—	—	—	—	139	N/	M

Total expenses	23,588	26,203	(10%)	71,139	75,512	(6%)

Income from operations	15,437	23,494	(34%)	54,628	62,774	(13%)
	9.0%	11.5%		9.9%	11.0%
Interest (income) expense, net	92	(66)	N/M	289	(217)	N/	M

Income before income taxes	15,345	23,560	(35%)	54,339	62,991	(14%)
Income tax expense	6,059	9,268	(35%)	21,464	25,041	(14%)

Net income	$9,286	$14,292	(35%)	$32,875	$37,950	(13%)

Basic and diluted net income per common share:
Basic net income per common share	$0.25	$0.33	(24%)	$0.85	$0.89	(4%)

Diluted net income per common share	$0.22	$0.30	(27%)	$0.78	$0.80	(3%)

Weighted average common shares outstanding—basic	37,881	42,989	(12%)	38,660	42,627	(9%)

Weighted average common shares outstanding—diluted	41,393	47,054	(12%)	42,046	47,152	(11%)

Other Financial and Operating Data:
Average travelers on assignment	6,723	7,983	(16%)	7,371	7,654	(4%)

Revenue per traveler per day	$277.22	$277.01	0%	$275.60	$272.13	1%

Gross profit per traveler per day	$63.09	$67.67	(7%)	$62.50	$66.18	(6%)

Adjusted EBITDA(3)	$16,858	$24,648	(32%)	$58,751	$66,105	(11%)

	9.8%	12.1%		10.6%	11.6%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans to reflect the difference at the completion of the company’s initial public offering between the fair market value and the exercise price of stock options previously issued to the company’s officers.

(2)	Transaction costs represent costs incurred in connection with the acquisition of Healthcare Resource Management Corporation in 2002.

(3)	Adjusted EBITDA represents net income plus interest (net of investment income), taxes, depreciation, amortization, transaction costs and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the Company’s performance and comparing our performance with the performance of our competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	% Chg	2003	2002	% Chg
Net income	$9,286	$14,292	(35%)	$32,875	$37,950	(13%)
Adjustments:
Interest (income) expense, net	92	(66)		289	(217)
Income tax expense	6,059	9,268		21,464	25,041
Depreciation	1,108	837		3,182	2,265
Amortization	95	98		286	272
Transaction costs	—	—		—	139
Non-cash stock-based compensation	218	219		655	655

Adjusted EBITDA(1)	$16,858	$24,648	(32%)	$58,751	$66,105	(11%)

(1)	Adjusted EBITDA represents net income plus interest (net of investment income), taxes, depreciation, amortization, transaction costs and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing our performance with the performance of our competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

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AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	September 30, 2003	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$56,077	$43,507	$40,135
Accounts receivable, net	113,106	113,340	134,456
Other current assets	14,461	16,449	14,062

Total current assets	183,644	173,296	188,653
Fixed assets, net	17,787	14,842	9,869
Goodwill, net	135,532	135,532	135,532
Deferred income taxes	9,761	9,761	12,111
Intangible and other assets	3,213	3,359	2,609

Total assets	$349,937	$336,790	$348,774

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$9,767	$11,376	$12,738
Accrued compensation and benefits	35,770	33,761	34,488
Other current liabilities	11,669	6,431	4,122

Total current liabilities	57,206	51,568	51,348
Other long-term liabilities	1,887	1,440	1,602

Total liabilities	59,093	53,008	52,950
Stockholders’ equity	290,844	283,782	295,824

Total liabilities and stockholders’ equity	$349,937	$336,790	$348,774